Exhibit 99.1
CONTACTS:
Ray Tharpe
Investor Relations
561/438-4540
ray.tharpe@officedepot.com
Brian Levine
Public Relations
561/438-2895
brian.levine@officedepot.com
OFFICE DEPOT ANNOUNCES FOURTH QUARTER AND FULL YEAR RESULTS
Delray Beach, Fla., February 15, 2006 — Office Depot, Inc. (NYSE: ODP), a leading global provider of office products and services, today announced fourth quarter (14 weeks) and full year results for the fiscal periods ended December 31, 2005.
FOURTH QUARTER RESULTS
Total Company sales for the fourth quarter grew 7% to $3.7 billion compared to the fourth quarter of 2004. Excluding the 53rd week of 2005, sales for the quarter increased 2% from the same period last year.
Net earnings for the quarter were $106 million compared to $52 million in the same quarter of the prior year, and diluted earnings per share were $0.34 in the fourth quarter of 2005 versus $0.17 in the same period a year ago. The fourth quarter 2004 and 2005 results include the effects of charges related to asset impairments, exit costs and other operating items which are more fully described in our Form 10-K filed today with the Securities and Exchange Commission. Fourth quarter charges in 2005 had a $0.09 per diluted share negative impact on results, and net charges identified in the fourth quarter of 2004 had a $0.12 per diluted share negative impact on results. Without these charges and the benefits of having a 53rd week of sales, our fourth quarter 2005 net earnings were $117 million1 or $0.38 per share1. This is an increase of 31% compared to an adjusted earnings per share for the fourth quarter in the prior year of $0.291.
For the quarter, gross profit as a percentage of sales was 31.1%, down from 31.8% in the same period last year. Negative gross margin impact was primarily attributable to a decline in the International Division as gross margin was relatively consistent with the same quarter in the prior year for both the North American Retail and North American Business Solutions Divisions.

[1]	This is non-GAAP information. Except where specifically noted all references in this news release to financial results are presented in accordance with generally accepted accounting principles, as adopted in the United States (GAAP). Non-GAAP, or pro forma results, are presented where that presentation will afford investors an opportunity to make meaningful comparisons to results in prior periods. The presentation of such non-GAAP information is not intended in any manner to suggest that such information is superior to the presentation of GAAP information, but only to clarify some information and assist the reader. See reconciliations on our corporate website, officedepot.com, under the category Investor Relations.

Total operating expenses, as a percentage of sales, were 27.4% for the quarter, and 28.9% in the fourth quarter of 2004. Fourth quarter charges negatively impacted operating margin by 120 basis points in the current quarter, as compared to 100 basis points in the same quarter of the prior year. Improvements were realized in both general and administrative expenses as well as store and warehouse operating and selling expenses, driven by advertising cost efficiencies, increased sales leverage from the 53rd week, and lower warehouse costs.
Operating profit for the quarter was $137 million as compared to $103 million in the fourth quarter of the prior year. Fourth quarter charges, negatively impacted operating results by $45 million in 2005 as compared to $33 million in the fourth quarter of 2004.
Return on invested capital for the year was 9.5%, compared to 10.6% in the same period of the prior year. Charges in 2005 negatively impacted the calculation of our current return on invested capital by 310 basis points, and charges in 2004 negatively impacted the calculation of ROIC in the prior period by 60 basis points.
Share Repurchase
We repurchased 11.5 million shares of our common stock for $330 million in the quarter under the $500 million share repurchase program approved by the Board of Directors in the fourth quarter of 2005. For the year, share repurchases totaled $815 million, or 29.8 million shares at an average share price of approximately $27. Today, we are announcing that Office Depot’s Board of Directors has granted authorization for the repurchase of an additional $500 million in market value of its common stock.
“We are pleased with the overall performance of North America in the fourth quarter,” said Steve Odland, Office Depot’s Chairman and Chief Executive Officer. “The North American Retail Division recorded its eighth consecutive quarter of positive comparable sales while expanding its operating profit margin. Our retail comps for the quarter reflect solid promotions and merchandising that were particularly effective during a more heavily consumer based holiday season. Given the strong impact of the holiday season on this comp, we would caution people not to expect this level of performance going forward. North American Business Solutions Division sales increased by 6% excluding the 53rd week of sales, and division operating profit margins also expanded. Our International Division results are still not where we would like them to be. We remain optimistic on the long term potential of our International business, but cautious regarding expectations of immediate marked improvements in this Division’s performance based on modest changes in broad economic conditions in Europe. Our focus remains to improve profitability and grow this business over time.”
FOURTH QUARTER DIVISION RESULTS
North American Retail Division
Fourth quarter sales in the North American Retail Division increased 15% compared to the same period last year (8% excluding sales in the 53rd week). Comparable store sales in the 945 stores in the U.S. and Canada that have been open for more than one year increased 5% in the fourth quarter and 3% for the full year.
North American Retail had an operating profit of $119 million for the fourth quarter of 2005 up 20% from the same period in the prior year, and as a percentage of sales was 6.9%, up 30 basis points from the prior year. Fourth quarter 2005 charges negatively impacted operating results for the period by $7 million, and charges in the fourth quarter 2004 impacted that period’s operating results by $2 million. Broad based product category management improvement and increased private brand sales improved gross margin in the quarter. Effective advertising, leverage from the 53rd week of sales, and expense controls more than compensated for incremental costs associated with adding new stores during the period and helped to drive the increase in operating profit.

During the fourth quarter, the Company opened 41 new stores, while closing 1 office supply store. At the end of the fourth quarter, Office Depot operated a total of 1,047 office products superstores throughout the U.S. and Canada.
North American Business Solutions Division
North American Business Solutions Division sales increased by 11% in the fourth quarter compared to the same period last year (6% excluding the 53rd week of sales). We experienced broad based revenue growth in all customer segments.
Division operating profit was $130 million for the quarter, up 24% from the prior year, and as a percentage of sales was 11.8%, up 130 basis points from the same period in 2004. Fourth quarter 2005 charges negatively impacted operating profit by $7 million, while charges in the fourth quarter of the prior year had a negative $4 million impact on that period’s operating profit.
Gross margin for the Division was relatively unchanged, but selling and warehouse expense was leveraged from our call center optimization, positive effects of the 53rd week, and reduced expenses resulting from the integration of the Office Depot and Viking catalog brands.
International Division
International fourth quarter sales decreased 8% in U.S. dollars or 1% in local currencies compared to the same period in 2004. Excluding the 53rd week of sales, revenue decreased 10% or 3% in local currencies from the same quarter of the prior year. The change in exchange rates from the corresponding prior year period decreased sales reported in U.S. dollars by approximately $70 million for the quarter.
Division operating profit was $71 million or 7.9% of sales as compared to $92 million or 9.4% of sales in the prior year’s fourth quarter. Fourth quarter 2005 charges negatively impacted operating profit by $28 million, and fourth quarter 2004 charges negatively impacted operating profit in that quarter by $13 million.
Gross margin experienced substantial declines in the quarter because of continued pricing pressures in key product categories and increased competitive activity.
New Managing Director For Europe
Today Office Depot announced the appointment of Dirk Collin to the position of Executive Vice President and Managing Director, Europe. In this position, he has general management accountability for all operations in Europe. Dirk comes to Office Depot with a proven track record of developing and growing sales organizations as well as successfully managing operations through restructuring initiatives. Dirk will report to the President of our International Division, Charles Brown, from our European headquarters in Venlo, Netherlands.
Acquisition
Office Depot also announced today the acquisition of a controlling interest in Best Office, one of the leading South Korean office supply companies. Best Office operates a network of over 70 franchised and company owned retail stores along with a complementary delivery sales channel. This $44 million dollar business will strengthen Office Depot’s global presence in a rapidly growing area of the world and extend our ability to service our global customers. The transaction is subject to normal regulatory approvals.

FULL YEAR RESULTS
For the year, sales were $14.3 billion, an increase of 5% from the prior year. Excluding the 53rd week, sales increased by 4% when compared to 2004. Comparable sales for the year in the North American Retail Division, excluding the 53rd week, increased by 3%.
Net earnings for 2005 were $274 million ($0.87 per share on a fully diluted basis). Included in 2005 net income were after tax charges of $185 million, or $0.59 per share in 2005 and $37 million in 2004. Without charges and the benefits of having a 53rd week of sales, our full year net earnings were $444 million, or $1.41 per share on a non-GAAP basis. This is an increase of 19% compared to an adjusted earnings per share for the prior year of $1.18 on a non-GAAP basis.
Operating profit in 2005 was $348 million on an operating margin of 2.4% as compared to an operating profit of $530 million in 2004 on an operating margin of 3.9%. 2005 charges negatively impacted operating margin by 200 basis points while 2004 charges had a negative impact of 20 basis points on the operating margin of the prior period.
Mr. Odland remarked, “Our Company is clearly headed in the right strategic direction. We are pleased with the results that we have achieved in 2005, but we are mindful of the significant work that still must be accomplished to drive continuous improvement in those operating results. We are focused on delivering top line growth as well as achieving results from various cost management activities in each of our Divisions. These growth and cost cutting initiatives will take some time to complete. In addition, competition in the office supply market both domestically and abroad is steadily increasing and we anticipate increased gross margin pressure in many product categories in the years to come. Globally, we have a significant percentage of sales where margins are more contractually linked. So, our fourth quarter and fiscal year 2005 results are promising, but we still have much to do.”
Non-GAAP Reconciliation
A reconciliation of GAAP results to results excluding Charges and the effects of the 53rd week may be accessed on our corporate website, officedepot.com, under the category, Company Info.

Conference Call Information
Office Depot will hold a conference call for investors and analysts at 4:30 p.m. (Eastern Standard Time) on today’s date. The conference call will be available to all investors via Web cast at http://investor.officedepot.com. Interested parties may contact Investor Relations at 561-438-7893 for further information.
About Office Depot
With annual sales of over $14 billion, Office Depot provides more office products and services to more customers in more countries than any other company. Incorporated in 1986 and headquartered in Delray Beach, Florida, Office Depot conducts business in 22 countries and employs 47,000 people worldwide. The Company operates under the Office Depot®, Viking Office Products®, and Viking Direct® brand names.
Office Depot is a leader in every distribution channel — from retail stores and contract delivery to catalogs and e-commerce. With over $3.8 billion of sales, the Company is one of the world’s largest e-commerce retailers. As of December 31, 2005, Office Depot had 1,047 retail stores in North America. Internationally, the Company conducts wholly-owned operations in 14 countries, and operates retail stores under joint venture and license arrangements in another six countries.
The company’s common stock is listed on the New York Stock Exchange under the symbol ODP and is included in the S&P 500 Index. Additional press information can be found at: http://mediarelations.officedepot.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS: Except for historical information, the matters discussed in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements, including without limitation all of the projections and anticipated levels of future performance, involve risks and uncertainties which may cause actual results to differ materially from those discussed herein. These risks and uncertainties are detailed from time to time by Office Depot in its filings with the United States Securities and Exchange Commission (“SEC”), including without limitation its most recent filing on Form 10-K, filed on February 15, 2006 and its 10-Q and 8-K filings made from time to time. You are strongly urged to review all such filings for a more detailed discussion of such risks and uncertainties. The Company’s SEC filings are readily obtainable at no charge at www.sec.gov and at www.freeEDGAR.com, as well as on a number of other commercial web sites.

OFFICE DEPOT, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)
(Unaudited)

	As of	As of
	December 31, 2005	December 25, 2004
Assets

Current assets:
Cash and cash equivalents	$703,197	$793,727
Short-term investments	200	161,133
Receivables, net	1,232,107	1,303,888
Merchandise inventories, net	1,360,274	1,408,778
Deferred income taxes	136,998	133,282
Prepaid expenses and other current assets	97,286	142,350

Total current assets	3,530,062	3,943,158

Fixed assets:
Property and equipment, at cost	2,727,407	2,836,633
Less accumulated depreciation and amortization	1,415,670	1,373,605

Net fixed assets	1,311,737	1,463,028

Goodwill	881,182	1,049,669
Other assets	375,544	338,483

Total assets	$6,098,525	$6,794,338

Liabilities and stockholders’ equity

Current liabilities:
Trade accounts payable	$1,324,198	$1,569,862
Accrued expenses and other current liabilities	979,796	900,086
Income taxes payable	117,487	133,266
Short-term borrowings and current maturities of long-term debt	47,270	15,763

Total current liabilities	2,468,751	2,618,977

Deferred income taxes and other long-term liabilities	321,455	368,633
Long-term debt, net of current maturities	569,098	583,680

Commitments and contingencies

Stockholders’ equity
Common stock — authorized 800,000,000 shares of $.01 par value; outstanding shares — 419,812,671 in 2005 and 404,925,515 in 2004	4,198	4,049
Additional paid-in capital	1,517,373	1,257,619
Unamortized value of long-term incentive stock grant	—	(2,125)
Accumulated other comprehensive income	140,745	339,708
Retained earnings	2,867,067	2,593,275
Treasury stock, at cost — 122,787,210 shares in 2005 and 92,623,768 shares in 2004	(1,790,162)	(969,478)

Total stockholders’ equity	2,739,221	3,223,048

Total liabilities and stockholders’ equity	$6,098,525	$6,794,338

OFFICE DEPOT, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share amounts)
(Unaudited)

	14 Weeks Ended	13 Weeks Ended	53 Weeks Ended	52 Weeks Ended
	December 31,	December 25,	December 31,	December 25,
	2005	2004	2005	2004
Sales	$3,719,101	$3,469,418	$14,278,944	$13,564,699
Cost of goods sold and occupancy costs	2,561,579	2,365,046	9,886,921	9,308,560

Gross profit	1,157,522	1,104,372	4,392,023	4,256,139

Store and warehouse operating and selling expenses	826,070	809,294	3,220,081	3,025,729
Asset impairments	11,581	—	133,483	11,528
General and administrative expenses	174,097	186,196	666,563	665,825
Other operating expenses	8,467	6,014	23,854	23,080

Operating profit	137,307	102,868	348,042	529,977

Other income (expense):
Interest income	4,672	7,365	22,204	20,042
Interest expense	(242)	(13,328)	(32,380)	(61,108)
Loss on extinguishment of debt	—	(45,407)	—	(45,407)
Miscellaneous income, net	5,718	3,911	23,649	17,729

Earnings before income taxes	147,455	55,409	361,515	461,233

Income tax expense	41,189	3,280	87,723	125,729

Net earnings	$106,266	$52,129	$273,792	$335,504

Earnings per common share:
Basic	$0.35	$0.17	$0.88	$1.08
Diluted	0.34	0.17	0.87	1.06

Weighted average number of common shares outstanding:
Basic	302,009	311,824	310,020	311,760
Diluted	308,046	314,714	315,242	315,625

OFFICE DEPOT, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	53 Weeks	52 Weeks
	Ended	Ended
	December 31,	December 25,
	2005	2004
Cash flows from operating activities:
Net earnings	$273,792	$335,504
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	268,098	269,166
Charges for losses on inventories and receivables	92,136	87,927
Net earnings from equity method investments	(23,394)	(16,171)
Compensation expense for share-based payments	49,328	751
Deferred income tax provision	(109,946)	10,889
(Gain) loss on disposition of assets	(7,947)	(3,242)
Facility closure costs and impairment charges	47,166	13,263
Asset impairments	133,483	11,528
Other operating activities	10,563	(4,749)
Changes in assets and liabilities:
Decrease (increase) in receivables	4,397	(150,821)
Increase in merchandise inventories	(49,096)	(114,160)
Net decrease (increase) in prepaid expenses and other assets	24,605	(20,615)
Net (decrease) increase in accounts payable, accrued expenses and deferred credits	(77,315)	226,595

Total adjustments	362,078	310,361

Net cash provided by operating activities	635,870	645,865

Cash flows from investing activities:
Purchase of short-term investments	(2,037,015)	(67,975)
Sale of short-term investments	2,196,962	5,000
Acquisition, net of cash acquired	—	(7,900)
Capital expenditures	(260,773)	(391,222)
Acquisition of properties held for sale	—	(19,570)
Proceeds from disposition of assets and deposits received	48,629	55,061

Net cash used in investing activities	(52,197)	(426,606)

Cash flows from financing activities:
Net proceeds from exercise of stock options and sale of stock under employee stock purchase plans	175,898	70,592
Tax benefit from employee share-based exercises	23,024	—
Acquisition of treasury stock	(815,236)	(65,578)
Proceeds from issuance of borrowings	24,490	—
Payments on long- and short-term borrowings	(38,901)	(11,491)
Redemption of notes	—	(250,000)

Net cash used in financing activities	(630,725)	(256,477)

Effect of exchange rate changes on cash and cash equivalents	(43,478)	40,056

Net increase (decrease) in cash and cash equivalents	(90,530)	2,838
Cash and cash equivalents at beginning of period	793,727	790,889

Cash and cash equivalents at end of period	$703,197	$793,727

OFFICE DEPOT, INC.
OTHER ITEMS
(In millions, except per share amounts)
(Unaudited)
2005 Charges and 53rd Week Impact
A summary of the charges and the line item presentation of these amounts in our accompanying Consolidated Statement of Earnings is as follows.

Amounts
Cost of goods sold and occupancy costs	$19.7
Store and warehouse operating and selling expenses	108.7
Asset impairments	133.5
General and administrative expenses	20.2

Total pre-tax 2005 Charges	282.1
Income tax effect	(96.8)

After-tax impact	$185.3
Per share impact	$0.59
Of the total pre-tax 2005 charges, approximately $162.1 million were recorded in North American Retail, $62.1 million were recorded in North American Business Solutions, $37.7 million were recorded in International, and $20.2 were recorded in G&A. In addition to the amounts recognized in 2005, we expect to recognize an additional $51.7 million during 2006, $51.6 million during 2007 and $20.2 million during 2008, for total current and future charges of $405.6 million. The per share impact of the amount recognized in 2005 is based on 315.2 million shares.
53rd Week Impact
In accordance with our retail calendar convention, fiscal year 2005 includes a 53rd week, with a 14 week fourth quarter. Total sales on a 53-week basis increased 7%, or 2% on a 52-week basis. Included in the fourth quarter and full year net earnings is approximately $16 million, or $0.05 per diluted shares from this extra period.

OFFICE DEPOT, INC.
DIVISION INFORMATION
($ In millions)
(Unaudited)
North American Retail Division

	Fourth Quarter		Year-to-Date
	2005	2004	2005	2004
Sales	$1,725.0	$1,503.3	$6,510.2	$5,940.7
% change	15%	8%	10%	5%

Division operating profit	$119.1	$98.9	$318.9	$388.3
% of sales	6.9%	6.6%	4.9%	6.6%
Of the total pre-tax fourth quarter charges, approximately $7.0 million were recorded in North American Retail. Of the total pre-tax 2005 charges, approximately $162.1 million were recorded in North American Retail.
North American Business Solutions Division

	Fourth Quarter		Year-to-Date
	2005	2004	2005	2004
Sales	$1,103.0	$995.3	$4,300.8	$4,045.5
% change	11%	3%	6%	2%

Division operating profit	$129.9	$104.6	$406.4	$399.5
% of sales	11.8%	10.5%	9.4%	9.9%
Of the total pre-tax fourth quarter charges, approximately $7.0 million were recorded in North American Business Solutions. Of the total pre-tax 2005 charges, approximately $62.1 million were recorded in North American Business Solutions.
International Division

	Fourth Quarter		Year-to-Date
	2005	2004	2005	2004
Sales	$891.9	$971.5	$3,470.9	$3,580.8
% change	(8)%	9%	(3)%	30%

Division operating profit	$70.9	$91.6	$313.4	$431.4
% of sales	7.9%	9.4%	9.0%	12.1%
Of the total pre-tax fourth quarter charges, approximately $27.9 million were recorded in International. Of the total pre-tax 2005 charges, approximately $37.7 million were recorded in International.
Percentage of Sales by Division

North American Retail	46.4%	43.3%	45.6%	43.8%
North American Business Solutions	29.7%	28.7%	30.1%	29.8%
International	23.9%	28.0%	24.3%	26.4%

OFFICE DEPOT, INC.
OTHER SELECTED FINANCIAL AND OPERATING DATA
(In thousands, except per share amounts, return and operating data)
(Unaudited)
Other Selected Financial Information

	53 Weeks Ended	52 Weeks Ended
	December 31, 2005	December 25, 2004
Cumulative share repurchases ($):	$815,236	$65,578

Cumulative share repurchases (shares):	29,842	3,974
Shares outstanding, end of quarter	297,025	312,302

	Trailing 4 Quarters
	December 31, 2005	December 25, 2004
Return on Invested Capital (ROIC)	9.5%	10.6%

Return on Equity (ROE)	8.7%	11.2%
Selected Operating Highlights

	14 Weeks Ended	13 Weeks Ended	53 Weeks Ended	52 Weeks Ended
	December 31, 2005	December 25, 2004	December 31, 2005	December 25, 2004
Store Count and Square Footage

United States and Canada:
Store count:
Stores opened	41	52	100	80
Stores closed	3	6	22	11
Stores relocated	1	2	6	11
Total U.S. and Canada stores	1,047	969	1,047	969

North American Retail Division square footage — end of quarter	26,261,318	24,791,255	—	—
Average square footage per NAR store — end of quarter	25,082	25,584	—	—
Sales per square foot — gross basis	$ 248	$ 248	$ 251	$ 251
International Division company-owned:
Store count:
Stores opened	2	3	6	15	*
Stores closed	8	1	14	1
Total International company-owned stores	70	78	70	78

*	Includes 3 stores in operation at date of Hungary acquisition